Exhibit 1

Media Release

8 June 2018

Alexandra Holcomb retires from Westpac

As previously announced to the ASX on 13 November 2017, Westpac’s Chief Risk Officer, Alexandra Holcomb is retiring after 22 years with Westpac Group and 35 years in financial services globally.

Ms Holcomb will be replaced by David Stephen, currently Group Chief Risk Officer, RBS, who will join the Group in the coming months.

Given Ms Holcomb will transition out of her role as of 25 June 2018, Westpac Group’s Chief Financial Officer, Peter King will act as Chief Risk Officer from 25 June 2018, until Mr Stephen commences his new role. Westpac’s Deputy Chief Financial Officer, David Lees, will act as Chief Financial Officer during this time.

Westpac’s Chief Executive Officer, Brian Hartzer said: “I wish to thank Alex for her significant contribution over two decades. During this time Alex has driven innovation across numerous strategic, customer and operational roles, and implemented a strong risk framework across the Group as Chief Risk Officer. We wish her all the very best for the future.”

-ENDS-

For Further Information

David Lording – Media	Nicole Mehalski – Investor Relations
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